EXHIBIT (11.1)
Page 1 of 2

                           Southwest Airlines Co.
                     Computation of Earnings Per Share
                For the Three Months Ended March 31, 1997

                                                                  Fully
                                                    Primary      Diluted
Weighted average shares outstanding                 145,313,882  145,313,882

Shares issuable upon exercise of outstanding
   stock options (treasury stock method)              5,134,063    5,135,309

Weighted average common and common
 equivalent shares                                  150,447,945  150,449,191

Earnings for per share computations                 $50,874,000  $50,874,000

Earnings per common and common equivalent share           $0.34        $0.34




EXHIBIT (11.1)
Page 2 of 2
                       Southwest Airlines Co.
                     Computation of Earnings Per Share
                   For the Three Months Ended March 31, 1996

                                                                 Fully
                                                   Primary      Diluted
Weighted average shares outstanding                144,315,573  144,315,573

Shares issuable upon exercise of outstanding
 stock options (treasury stock method)               8,087,207    9,133,447

Weighted average common and common
 equivalent shares                                 152,402,780  153,449,020

Earnings for per share computations                $33,000,000  $33,000,000

Earnings per commons and common equivalent share         $0.22        $0.22

